SUB-ITEM 77H:
 Changes in
 control of registrant


Federated Core
Trust II, L.P.
(Registrant)

As of May 31,
 2009, Federated
 Capital Income
Fund has ceased
to be a controlling
person of
the Registrant
by owning less
than 25% of the
 voting securities
of the Registrant.





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